EXHIBIT 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
FIRST QUARTER RESULTS
~First Quarter Same-Store Sales Increase 7%~
~First Quarter Net Income Increases 57% to $14.6 Million~

Minneapolis, MN, June 20, 2006 — Christopher & Banks Corporation (NYSE: CBK) today reported results for the first quarter ended May 27, 2006.

Net sales in the first quarter increased 16% to $142.5 million, from $122.7 million in the prior year period, while same-store sales increased 7%. Net income for the first quarter increased 57% to $14.6 million, or $0.39 per diluted share, compared with $9.3 million, or $0.26 per diluted share, in the year ago period.

The Company opened 35 new stores and closed one store in the first quarter bringing the total number of stores to 739 as of May 27, 2006, compared to 660 stores at May 28, 2005.

Joe Pennington, Chief Executive Officer of Christopher & Banks Corporation, commented, “We are very pleased to report a strong fiscal first quarter. Our results exceeded our internal plan and were driven by strong sales growth and significantly improved merchandise margins. We are particularly happy with our 57% increase in first quarter net income, which at $14.6 million was the highest for any quarter in the Company’s history.”

Mr. Pennington concluded, “Our month-to-date June business has continued the positive trend we experienced in the first quarter and we currently anticipate a six to eight percent increase in same-store sales for the month ending June 24, 2006. As we look forward, we are excited about the continued evolution of our brands and are optimistic that customer reaction to changes in our merchandise assortment will remain strong.”

Financial Outlook

For the second quarter ending August 26, 2006, earnings are anticipated to be in the range of $0.17 to $0.19 per diluted share. Second quarter guidance takes into account $0.02 per diluted share for the impact of expensing stock-based compensation. In last year’s second quarter, the Company earned $0.16 per diluted share.

For the fiscal year ending March 3, 2007, the Company has increased its guidance to $1.06 to $1.10 per diluted share. Full year earnings guidance includes approximately $0.08 per diluted share from the effect of expensing stock-based compensation. In fiscal 2006, the Company earned $0.84 per diluted share.

The Company will discuss its first quarter results in a conference call scheduled for today, June 20, 2006, at 5:00 p.m. Eastern Time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 741 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn. The Company currently has 514 Christopher & Banks stores, 199 C.J. Banks stores and 28 Acorn stores.

This release contains forward-looking statements regarding the Company’s projected earnings in the second quarter and for the fiscal year ending March 3, 2007. The achievement of such results is subject to certain risks and uncertainties and actual results may differ materially from those projected. Such risk factors include, but are not limited to, changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Statements Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS ENDED

MAY 27, 2006 AND MAY 28, 2005

(in thousands, except per share data)

	Quarter Ended
	May 27,	May 28,
	2006	2005

Net sales	$142,530	$122,678

Costs and expenses:
Merchandise, buying and occupancy	78,562	72,073
Selling, general and administrative	36,081	31,292
Depreciation and amortization	4,981	4,477
Total costs and expenses	119,624	107,842

Operating income	22,906	14,836

Interest income	962	327

Income before income taxes	23,868	15,163

Income tax provision	9,261	5,853

Net income	$14,607	$9,310

Basic earnings per share:
Net income	$0.40	$0.26

Basic shares outstanding	36,408	35,752

Diluted earnings per share:
Net income	$0.39	$0.26

Diluted shares outstanding	37,032	36,104

Dividends per share	$0.04	$0.04

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	May 27,	May 28,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$68,067	$31,535
Short-term investments	44,525	34,766
Merchandise inventories	42,937	36,620
Other current assets	11,309	11,277
Total current assets	166,838	114,198

Property, equipment and improvements, net	121,686	112,759

Other assets:
Goodwill	3,587	3,587
Other	927	975
Total other assets	4,514	4,562

Total assets	$293,038	$231,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,447	$7,097
Accrued liabilities	35,032	18,877
Total current liabilities	41,479	25,974

Other liabilities:
Deferred lease incentives	21,338	19,868
Other	12,509	13,721
Total other liabilities	33,847	33,589

Stockholders' equity:
Common stock	435	426
Additional paid-in capital	77,697	61,900
Retained earnings	200,156	170,206
Common stock held in treasury	(60,576)	(60,576)
Total stockholders' equity	217,712	171,956

Total liabilities and stockholders' equity	$293,038	$231,519